     Exhibit 4.38.1

EXHIBIT A

Description of Collateral

     The Collateral includes all of Debtor’s right, title and interest in the properties described below, whether now owned or hereafter acquired, and wherever located:

(a) all inventory, including, without limitation, all raw materials, work in process, parts, components, assemblies, supplies and materials, all goods, wares and merchandise, finished or unfinished, held for sale or lease or furnished under contracts of service, all goods returned to or repossessed by Debtor, and all advertising, packaging and shipping materials;

(b) all accounts and accounts receivable, including, without limitation, the benefit of all unfilled orders received by Debtor and forward commitments to purchase made by Debtor, all rights to payment for goods sold or leased or for services rendered which are not evidenced by an instrument or chattel paper; and

(c) all substitutions, additions and accessions to any of the foregoing, and all products, proceeds and insurance proceeds of the foregoing.

SECOND AMENDMENT TO
5% SECURED PROMISSORY NOTE

     THIS SECOND AMENDMENT TO 5% SECURED PROMISSORY NOTE (this “Amendment No. 2”) is made and entered into as of April 29, 2002, by E.DIGITAL CORPORATION, a Delaware corporation (“Maker”) in favor of IMMANUEL KANT INTERNATIONAL LIMITED, or its registered assigns (“Payee”).

R E C I T A L S

     A. Maker has previously executed and delivered to Payee that certain 5% Secured Promissory Note dated January 18, 2002 (the “Note”), in the original principal amount of One Million Two Hundred Thousand Dollars ($1,200,000).

     B. On or about April 18, 2002, Payee and Maker entered into Amendment No. 1 to 5% Secured Promissory Note (“Amendment No. 1”) to extend the maturity date under the Note to May 2, 2002.

     C. Payee and Maker now desire to further modify the Note as set forth herein.

     NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Revised Principal . The “principal sum” referenced in the first unnumbered paragraph of the Note shall be increased from $1,200,000 to $1,400,000.

     2. Revised Interest . The “interest” referenced in the first unnumbered paragraph of the Note shall be decreased from “5% per annum” to “4% per annum.”

     3. Maturity Date . The “Maturity Date” referenced in the Section 1(a) of the Note is hereby extended from May 2, 2002 to October 29, 2002.

     4. Payment Schedule and Prepayment . Section 1(b) of the Note is hereby deleted and replaced in its entirety as follows:

”(b) Maker shall make five (5) monthly payments to Payee, each in the amount of One Hundred Thousand Dollars ($100,000). Such monthly payments shall commence on May 29, 2002 and shall be due and payable on the 29th day of each month thereafter for the next four months, with the outstanding balance of principal and accrued interest due and payable in full on the Maturity Date. In addition to the foregoing monthly payments, Maker may prepay the principal sum and interest (in full or in part) under this Note until the Maturity Date or such earlier time, as the principal sum and interest become due in accordance with the terms of this Note. Any such prepayment shall be in cash and shall be applied first to interest accrued through the date of prepayment and then to principal.”

     5. Financings . Section 4 is revised, in part, by deleting the phrase “Through and including the 360th day following the date of this Note” in the first line of the Section and replacing it with the phrase “Prior to April 5, 2003” and decreasing from $10,000,000 to $5,000,000 the “net proceeds to Maker” in the 11th line of the Section

     6. Effectiveness of Amendment. This Amendment shall not be effective until the Maker delivers to the Payee a cash prepayment in the amount of Three Hundred Fifteen Thousand Dollars ($315,000), with Fifteen Thousand ($15,000) to be applied to accrued interest and Three Hundred Thousand Dollars ($300,000) to be applied to principal. By execution of this Amendment No. 2, Maker hereby confirms that the undersigned is duly authorized to execute and deliver this Amendment No. 2, all necessary corporate action approving this Amendment No. 2 has been duly taken and the representations and warranties contained in that certain Security Agreement dated January 18, 2002 and that certain Intellectual Property Security Agreement dated January 18, 2002 (collectively, the “Security Agreements”), between Maker and Payee are true and correct as of this date.

     7. Effective Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Note remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Note, Amendment No. 1 and the provisions of this Amendment No. 2, the provisions of this Amendment No. 2 shall control.

     8. Counterparts. This Amendment No. 2 may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute but one and the same amendment.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to 5% Secured Promissory Note as of the date first above written.

“MAKER” E.DIGITAL CORPORATION, a Delaware corporation By: ————————————— Title: ————————————— “PAYEE” IMMANUEL KANT INTERNATIONAL LIMITED By: ————————————— Title: —————————————